Exhibit 10.38
RESTRICTED STOCK UNIT AGREEMENT FOR PARTICIPANTS IN FRANCE
PURSUANT TO THE
NYSE EURONEXT OMNIBUS INCENTIVE PLAN
This Agreement (the “Agreement”) entered into on this [•], 201_, by and between the NYSE Euronext (the “Company”) and [•] (the “Participant”).
W I T N E S S E T H:
WHEREAS, the Company has adopted the NYSE Euronext Omnibus Incentive Plan, (the “Plan”), which is administered by a committee appointed by the Company’s Board of Directors (the “Committee”); and
WHEREAS, pursuant to Section 10.1 of the Plan, the Committee may grant Restricted Stock Units to the Participant, as an Eligible Employee, as such term is defined in the Plan and in the present Agreement.
Article 3.3 “Guidelines” of the Plan authorizes the Committee to adapt the Plan rules and to adopt special guidelines and provisions for Participants who are employed in, or subject to, the taxes notably of any foreign jurisdiction, in order to comply with the applicable legislation of such jurisdiction. Therefore, the Committee has decided to adapt the 2008 NYSE EURONEXT OMNIBUS INCENTIVE PLAN in order to comply with French laws, regulations and accounting rules governing Qualified Free Share Awards and to entitle Participants in France to the associated specific tax and social security regime currently in force in France with respect to such Qualified Free Share Awards.
The Agreement contains the terms of “Qualified Free Share Awards” which refer to the award of Restricted Stock Units granted as per Section 10.1 of the Plan in accordance with articles L225-197-1 through L225-197-6 of the French Commercial Code.
Consequently, the terms “Bonus Restricted Stock Units (Bonus RSUs)”, “Free Shares”, “Free Share Awards”, and “Award” herein shall be construed and interpreted accordingly.
The terms and conditions of the present Agreement are identical to the Plan except as provided below. Words and expressions used in this Agreement and not defined herein shall have the same meaning as those words and expressions used in the Plan rules. The additional terms and conditions in this Agreement are to be read in conjunction with the Plan rules.
NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

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1. Grant of Restricted Stock Units.
(a) Number of shares available for Awards
Notwithstanding any applicable US legislation and other provisions of the Plan to the contrary, the total number of shares of Common Stock in the Company that may be issued pursuant to Awards granted to Participants in France under the Plan, shall not exceed upon Grant Date 10% of the Company’s share capital. Outstanding unvested Qualified Free Shares shall be treated as “shares” in order to determine the threshold of 10% of the granting Company’s share capital.
(b) Eligibility
Subject to the restrictions and other conditions set forth herein, the Committee has authorized this grant of [•] Bonus Restricted Stock Units (“Bonus RSUs”) to the Participant on [•], 201_ (the “Grant Date”).
For the purpose of this Agreement, Participants who are eligible to be granted Qualified Free Share Awards, shall designate employees with valid contract of employment and/or corporate officers such as referred to in article L225-197-1 §2 of the French Commercial Code (Corporate officers limited to: “Président Directeur Général”, “Directeur Général”, “Members of the “Directoire”, “Gérant” of a “Société en commandite par actions”, “Président”, if a private individual, of a SAS company”), of the Company or of any Affiliate.
Notwithstanding any provision to the contrary of the Plan, the term “Affiliate” shall designate for the purposes of this Agreement,
(a)	Those companies in which at least 10% of the voting rights and/or share capital is held, directly or indirectly, by the granting Company.

(b)	Those companies which hold, directly or indirectly, at least 10% of the voting rights and / or the share capital of the granting Company; or

(c)	Those companies in which at least 50% of the capital is held, directly or indirectly, by a company which itself holds, directly or indirectly, at least 50% of the capital of the granting Company.
No Qualified Free Share Awards shall be granted under this Agreement to Consultants or Non Employee Directors.
As a consequence, Participants must be employed or appointed by the Company or any Affiliate upon Grant Date.
(c) Number of shares available for Awards — per person limitations
No Award shall be granted to a Participant holding more than 10% of the issued share capital in the Company either upon Grant Date or who as a result of vesting of the Award, would hold more than 10% of the issued share capital in the Company.

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2. Vesting and Distribution.
(a) Vesting schedule
The Qualified Free Shares shall vest, as provided below, on a cumulative basis provided that the Participant has not had a Termination at any time prior to the applicable vesting date:

Vesting Date	Percentage Vested
First Anniversary of Grant Date	33%

Second Anniversary of Grant Date	33%

Third Anniversary of Grant Date	34%
(b) Absence of proportionate or partial vesting
There shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the appropriate vesting date provided that, no Termination has occurred prior to such date.
(c) Minimum Vesting Period requirement
Qualified Free Shares shall be subject to a minimum 2-year Vesting Period.
Therefore, the first portion of the Bonus RSU Award vesting on the first (1st) anniversary of Grant Date does not fall under the scope of the French legislation governing Qualified Free Share Awards and the Participant shall be responsible for bearing the related employee social security and income tax arising upon Vesting Date.
(d) Form and Settlement of Awards
Payments to be made by the Company upon Award’s Vesting Date shall exclusively be made in shares and therefore no cash settlement shall be allowed for Awards granted hereunder.
Subject to Section 2(e) of this Agreement, following the applicable vesting date, the Company shall distribute to the Participant, one share of Common Stock with respect to each Qualified Free Share that vests on such date, subject to such share adjustment as may be required under Article IV of the Plan. Upon such delivery of shares of Common Stock, all obligations of the Company with respect to each such Qualified Free Shares shall be deemed satisfied.
(e) Specific Vesting rules
Notwithstanding the foregoing provisions and any other provision of the Plan to the contrary, upon:

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(i)	Termination of Employment as a result of the Participant’s death
The Participant’s heirs may request the ownership of vested and unvested Qualified Free Share Awards within six (6) months following the date of Participant’s death. Qualified Free Share Awards are deemed to vest upon the ownership request date and therefore, with respect to shares underlying the Qualified Free Share Award granted hereunder, the Participant’s heirs shall not be subject to the outstanding Vesting Periods neither to the Holding Period set forth in Section 4 below.
(ii)	Termination of Employment as a result of the Participant’s Disability
If the Participant ceases employment due to Disability of second (2nd) or third (3rd) category as referred to in Article L341-4 of the French Social Security Code1, unvested Qualified Free Share Awards shall immediately become fully vested upon occurrence of such event and shall be distributed to the Participant as soon as practicable, but in any case not later than 75 days following such Termination. Therefore, the disabled Participant shall neither be subject to the outstanding Vesting Periods nor to the Holding Period set forth in Section 4 below.
(iii)	Termination of Employment as a result of Involuntary Termination, Retirement or Change in control
In case of a Termination of the Participant’s employment as a result of an Involuntary Termination (as defined herein), Retirement, or a Change in Control of the Company, unless otherwise decided by the Board or the Committee at their own discretion, unvested Qualified Free Share Awards shall immediately become fully vested upon occurrence of such events and shall be distributed to the Participant as soon as practicable, but in any case not later than 75 days following such Termination..
The shares thus acquired by the terminated Participant remain subject to the Holding Period set forth in Section 4 below.
For purposes of this Agreement and the Plan, the term “Involuntary Termination” shall mean the termination of the Participant’s employment by the Company or an Affiliate, without Cause, and pursuant to a formal division, department or organization-wide reduction in force. The Committee shall have the discretion to determine whether the Participant’s employment has been terminated pursuant to an Involuntary Termination for purposes of the Plan and this Agreement. The Committee’s decision shall be final and binding on the Participant, the Company, its Affiliates and all of their respective successors and assigns.
For the avoidance of any doubt and notwithstanding the provisions of Section 2.54 of the Plan, should an Eligible Employee cease his/her contract of employment and becomes a Consultant or a Non-Employee Director, he will be considered as an Involuntary Terminated Employee for the purpose of the Award granted hereunder.

[1]	For information purposes only :
–	Second category of disability stands for a disabled person unable to perform any professional activity ;

–	Third category of disability stands for as disabled person unable to perform any professional activity and requiring third party assistance in order to perform everyday life tasks.

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3. Termination of Employment for Cause / Voluntary Termination
In the event of a Participant’s Termination of employment for Cause or in the event of a Voluntary Termination, all unvested Qualified Free Share Awards granted to such Participant hereunder shall automatically be forfeited with no right to indemnification of any kind.
The vested portion of Awards upon Termination date shall be definitely acquired to the Participant and remains subject to the Holding Period set forth in Section 4 below.
4. Holding Period.
(a) Minimum Holding Period requirement
Subject to the exceptions pursuant to the provisions of Sections 2(e) (i) and (ii) above (i.e. in case of the Participant’s death or Disability), following the vesting of Qualified Free Share Awards hereunder, the Participant shall hold the shares of Common Stock for a period of at least two years following such applicable Vesting Date.
(b) Timing of share sale
At the end of such Holding Period, the shares of Common Stock shall not be sold or otherwise transferred:
(i) within the ten (10) stock exchange trading days that precede or follow the publication of the annual consolidated accounts if applicable, or the annual accounts of the Company (10-K publication for US purposes); and
(ii) within a period beginning with the date at which the Company’s bodies become aware of any information, which, were it to be public knowledge, could have a significant impact on the Company’s share price and ending ten (10) stock exchange trading dates after the information becomes public knowledge.
(c) Non transferability
Notwithstanding any other provision of the Plan to the contrary, and subject to the exception of Section 2(e) (i) herein, neither the Qualified Free Share Awards nor the shares acquired pursuant to an Award granted hereunder shall be transferable, until the expiration of the Holding Period set forth in the present Section.
5. Rights as a Stockholder.
The Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any Qualified Free Share Award granted hereunder unless and until the Participant has become the holder of record of the shares, and, except as otherwise specifically provided for in Section 11 of this Agreement, no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in the Plan.
6. Withholding.
Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable federal, state and local or foreign taxes that

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the Company is required to withhold at any time. In the absence of such arrangements, the Company or one of its Affiliates shall have the right to withhold such taxes from the Participant’s normal pay or other amounts payable to the Participant to the extent permitted under applicable law.
In that respect, in the event that the Holding Period requirement is not satisfied, the Company shall ensure that the French employing entity withholds employee’s social security charges and remits both employer and employee social security charges in accordance with article L 242-1 of the French Social Security Code.
For the avoidance of doubt, should social security charges and/or personal income tax be due upon sale of shares granted hereunder, the Participant remains responsible for bearing exclusively employee social security charges and/or personal income tax and irrevocably accepts any related withholdings from their proceeds or from any payment of any kind otherwise due to such Participant.
7. Change in Control — Corporate Transaction
Notwithstanding the provisions of the Plan rules, and notably Section 4.2 and Article XIII, should, after the Award’s Grant Date, occur a reorganization of the Company’s share capital or a Change in the Control of the Company’s share capital, the Board or the Committee, shall take at its entire discretion, as soon as practicable after the occurrence of such event, the necessary measures in order to determine the impact on the legal, tax and social security treatment in France of the Awards granted hereunder. The Board or the Committee shall, whenever possible, consider preserving the tax neutrality of the capital transaction consisting of exchange of shares with respect to the Awards herein, in accordance with the provisions of article L225-197-1 § III of the French Commercial code. At its discretion and notwithstanding any detrimental social security and/or tax consequences for the Participants in France, the Board or the Committee reserves the right to a different treatment in accordance with the Plan and/or with any subsequent modification to the French Tax Code and Regulations, the French Labor Code or the French Commercial Code, as modified, governing Qualifying French Free Share Awards. For the avoidance of doubt, the provisions of the Plan, of this Agreement and the Vesting and Holding Periods as the case may be, shall continue to apply to the shares or rights received in exchange.
The Board or the Committee shall inform the Participants in France accordingly.

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8. Provisions of Plan Control.
This Agreement is subject to all of the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly; except if the provisions of the Plan endanger the qualification of Awards granted under this Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.
9. Notices.
Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):
If to the Company, to:
NYSE Euronext
11 Wall Street, 16th Floor
New York, New York 10005
USA
Attention: Elizabeth R. Arreglado
If to the Participant, to the address on file with the Company.
10. No Obligation to Continue Employment.
This Agreement is not an agreement of employment. This Agreement does not guarantee that the Company or its Affiliates will employ or retain, or to continue to, employ or retain the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which any Qualified Free Share is outstanding, nor does it modify in any respect the Company or its Affiliate’s right to terminate or modify the Participant’s employment or compensation.

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11. Dividend Equivalents.
     (a) The Company shall determine whether, if any cash dividends (whether regular or extraordinary) are paid on shares of Common Stock during any year in which any of the Qualified Free Shares remain outstanding, the Participant shall be eligible to receive any amounts with respect to such cash dividends and, if so, whether such amounts shall be payable in cash (any such amounts, “Cash Dividend Equivalents”) or shares of Common Stock (any such shares, “Dividend Shares”). Such determination shall be made not later than December 31 of the year prior to any year for which any such amounts are payable; provided that, for any such amounts payable for the year in which the Grant Date occurs, such determination shall be made not later than 30 days following the Grant Date.
     (b) The amount of any Cash Dividend Equivalent shall equal the amount of the cash dividend that the Participant would have received on the undistributed Qualified Free Shares and, if applicable, the undistributed Dividend Shares had such Shares been distributed to the Participant as of the applicable dividend record date. Any such Cash Dividend Equivalent shall be paid to the Participant on or within 30 days after the date on which the applicable dividend is paid.
     (c) The aggregate Fair Market Value of any Dividend Shares as of the applicable dividend record date shall equal the amount of the cash dividend that the Participant would have received on the undistributed Qualified Free Shares and, if applicable, the undistributed Dividend Shares had such Shares been distributed to the Participant as of such record date. The terms set forth in Sections 2 and 3 relating to vesting, forfeiture and distribution that apply to the Qualified Free Shares outstanding as of such record date shall apply also to such Dividend Shares.
     (d) For avoidance of any doubt, it is specified that (i) the distribution of Dividend Equivalents, being paid in cash or in shares of Common Stock, shall not modify and/or substitute the number of shares underlying the Qualified Free Share Award as originally determined upon Grant Date and (ii) such Dividend Equivalents shall not be treated as Qualified Free Shares for social security and income tax purposes, so that the Participant remains liable for bearing the related costs arising notably upon payment date.
12. Miscellaneous.
This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
13. Transfer of Personal Data.
The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to RSUs awarded under this Agreement, for legitimate business purposes (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection than the data protection provided by the Participant’s home country. This authorization/consent is freely given by the Participant; however the Participant reserves the right, at any time, to view such Data or to require any necessary amendment to it.

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14. NO ACQUIRED RIGHTS.
THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT: (A) THE COMPANY MAY TERMINATE OR AMEND THE PLAN AT ANY TIME; (B) THE AWARD OF RESTRICTED STOCK UNITS MADE UNDER THIS AGREEMENT IS UNIQUE AND EXCEPITONAL AND IS COMPLETELY INDEPENDENT OF ANY OTHER AWARD OR GRANT AND IS MADE AT THE SOLE DISCRETION OF THE COMPANY; AND (C) NO PAST GRANTS OR AWARDS (INCLUDING, WITHOUT LIMITATION, THE RESTRICTED STOCK UNITS AWARDED HEREUNDER) GIVE THE PARTICIPANT ANY RIGHT TO ANY GRANTS OR AWARDS IN THE FUTURE WHATSOEVER.
Acceptance of this Award by the Participant constitutes acceptance of the terms of the Present Agreement and of the Plan, effective as of the day and year first set forth above.
As per Section 9 here above, the Participant shall return a signed copy of this Agreement to the Company.
NYSE EURONEXT
Elizabeth R. Arreglado
Vice President, Global Compensation
AND
Name:
Title:
[PARTICIPANT
___________________________]
[(SIGNATURE REQUIRED PRECEDED BY
THE HANDWRITTEN WORDS “READ AND
APPROVED”)]
[A SIGNED COPY SHALL BE RETURNED
TO ELIZABETH R. ARREGLADO]

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